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                                                           FOR IMMEDIATE RELEASE
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CONTACT:  KIRK BREWER
          (312) 466-4042


                 JACOR COMMUNICATIONS TAKES ANOTHER STEP TOWARD
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                       NOBLE BROADCAST GROUP ACQUISITION
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CINCINNATI, FEB. 22, 1996 -- JACOR COMMUNICATIONS, INC. (NASDAQ: JCOR) today announced it has taken another step toward the completion of its acquisition of Noble Broadcast Group, Inc. Noble owns 10 stations serving three of the nation's top 75 markets, and provides programming to and sells air time for two stations serving the San Diego market.
         Jacor today purchased a warrant entitling it to buy approximately 79 percent of the outstanding shares of Noble, and has entered into a stock purchase agreement to acquire the remaining 21 percent. The warrant and stock purchase agreement are expected to be exercised upon receipt of final regulatory approvals. Jacor today also purchased the assets of a Noble subsidiary which provides the programming to and sells the air time for two stations serving San Diego, having received Hart Scott Rodino approval to do so, and provided a credit facility to Noble.
         In addition, Jacor entered into time brokerage agreements with Noble's stations in St. Louis and Toledo, Ohio.
         As previously reported, the transaction is valued at approximately $152 million. Jacor said it has funded the transaction with borrowings from a $300 million credit facility obtained for the purpose of funding this transaction and for future
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acquisitions.  Jacor also used this credit facility to repay approximately $45 million in previously outstanding debt.
         Noble's radio stations serve Denver (two AM, and two FM), St. Louis (one AM, two FM) and Toledo, Ohio (one AM, two FM). Noble also provides programming to and sells the air time for two radio stations serving San Diego (one AM, one FM).
         With its acquisition of Noble, along with its recent agreement to acquire Citicasters, Inc., Jacor will become the nation's largest radio group in terms of number of stations owned.
         Jacor Communications is headquartered in Cincinnati. Jacor plans to pursue growth through continued acquisitions of complementary stations in its existing markets, and radio groups or individual stations with significant presence in attractive markets.
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